EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
APRIL 16, 2007
CROSSTEX TO PRESENT APRIL 24 AT
IPAA OIL & GAS INVESTMENT SYMPOSIUM IN NEW YORK
DALLAS—(BUSINESS WIRE)—April 16, 2007—Crosstex Energy, L.P. (NASDAQ: XTEX) and Crosstex Energy, Inc. (NASDAQ: XTXI) announced today that Robert S. Purgason, Executive Vice President and Chief Operating Officer, will present at the Oil & Gas Investment Symposium in New York hosted by the Independent Petroleum Association of America (IPAA) at 4:35 p.m. Eastern time on Tuesday, April 24.
Interested parties can listen to a live audio web cast of Crosstex’s presentation and download the related presentation material by visiting the company’s web site at www.crosstexenergy.com. Click on the Investors page and then Overview for both Crosstex Energy, L.P. and Crosstex Energy, Inc. A replay of the presentation will be archived on the web site shortly after the presentation is concluded and will be available for three months.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 160 natural gas amine-treating plants in service and approximately 35 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data. Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
Investor Contact: Crystal C. Bell,
Investor Relations Specialist
Phone: 214-721-9407
or
Media Contact: Jill McMillan,
Public Relations Specialist
Phone: 214-721-9271